EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of RCM Technologies, Inc. (the “Company”) on Form S-8 (Nos. 333-269026, 333-261767, 333-251516, 333-222151, 333-200826, 333-165482 and 333-145904), and on Form S-3 (No. 333-252148) of our reports dated March 16, 2023, relating to the consolidated financial statements of RCM Technologies, Inc. and the effectiveness of internal control over financial reporting (which expressed an adverse opinion on the Company’s internal control over financial reporting because of a material weakness) of RCM Technologies, Inc., included in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ WithumSmith+Brown, PC

Red Bank, New Jersey
March 16, 2023